Exhibit 77 O

During the period from July 1, 2012 through September 30, 2012, the Ohio Tax Free Money Market Fund effected one transaction through Fifth Third Securities. During the period from October 1, 2012 through December 31, 2012, there were no effected transactions for the Trust. Fifth Third Securities may be deemed to be affiliate of the Funds, because its affiliate Fifth Third Bank owns more than 5% of the outstanding shares of the Ohio Tax Free Money Market Fund.



               Summary of Transactions

Purchasing Fund          Issue         Amount     Settlement

Ohio Tax Free MMF   City of Hamilton $1,000,000   10/4/2012